Exhibit 99.1

CTG Reports 2018 Third Quarter Results

Revenue Grew 21.9% Year-over-Year, Exceeding High-End of Guidance

BUFFALO, N.Y., Oct. 18, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the third quarter ended September 28, 2018.

Third Quarter Financial Summary

•	Revenue grew 21.9% year-over-year to $90.3 million, above the high-end of guidance

•	European revenue, including the Soft Company acquisition, grew 56% and represented 34% of total revenue, compared with 27% of total revenue in year-ago quarter

•	Revenue from Solutions grew 32% year-over-year, expanding to over 32% of consolidated revenue

•	Revenue from Staffing grew 17% year-over-year, primarily from our largest staffing clients, and represented 68% of total revenue

•

GAAP net income was $1.2 million, or $0.08 per diluted share, which included a $0.06 per share non-taxable gain from life insurance and $0.04 per share from acquisition-related expenses; non-GAAP earnings per diluted share were $0.06

•	Repurchased 178,000 shares of common stock for $1.0 million

•	Year-to-date revenue increased 17.2% as compared with the same nine-month period in 2017

•	Year-to-date GAAP earnings per share increased 113% to $0.17; non-GAAP earnings per diluted share increased 25% to $0.20

Third Quarter and Recent Business Highlights

•	Secured three new Health Solutions clients, and either expanded or extended contracts with ten existing healthcare clients

•	Advanced two meaningful new business engagements:

•	Legacy system support for an electronic health records (EHR) implementation with a sizeable U.S.-based hospital system

•	Enterprise Information Management (EIM) solution with a large existing energy client

CEO Comments on Financial Results and Strategic Growth

“Third quarter revenue grew nearly 22% year-over-year to $90.3 million, which was above the high-end of our $86 to $90 million guidance range due to the ramp-up of our Health Solutions business with multiple new clients, and continued growth in our European operations,” stated Bud Crumlish, CTG President and CEO. “Third quarter earnings per share, excluding the non-taxable gain from life insurance and acquisition-related expenses, were in-line with expectations as we continue to invest in new business development to drive sustainable long-term growth.

“In the U.S., our Health Solutions business had a strong quarter comprised of a series of new contract wins and meaningful contribution from multiple previously secured accounts, highlighted by three new healthcare provider clients for our Application Advantage solution. Additionally, we recently expanded the scope of services on CTG’s previously announced partnership with CHI to implement an Epic EHR system. More broadly, the healthcare industry continues to transition toward value-based care, and we believe CTG is well-positioned with our expanding and cost-effective offerings as demand grows for both our Application Advantage and EIM Advantage solutions.

“Results from our European operations reflected continued robust revenue and profit growth. We remain very pleased with the contribution from our acquisition of Soft Company, which continues to complement the favorable market trends and solid organic growth in our European operations.”

Mr. Crumlish concluded, “As a result of deliberate execution on our strategic initiatives, we are realizing consistent and meaningful revenue growth across the organization. I am especially encouraged by the success from new Health Solutions business and the continued strong performance of our European operations. Additionally, we are determined to improve the quality of the revenue we generate from our staffing services, which will contribute to enhancing our overall profitability. Looking forward, we remain focused on driving continued top-line growth and increased efficiencies as well as maximizing the return on investments in support of achieving our financial goals and objectives in 2019.”

Consolidated Third Quarter Results

Revenue in the third quarter of 2018 was $90.3 million, compared with $92.7 million in the second quarter of 2018, and $74.0 million in the third quarter of 2017. The year-over-year increase in third quarter revenue was driven by a combination of organic growth in both Solutions and Staffing in both North America and Europe, as well as the revenue from Soft Company in Europe. Currency translation had a negligible impact on revenue in the third quarter, compared with a benefit of $2.5 million in the second quarter of 2018 and a benefit of $1.0 million in the third quarter of 2017.

Direct costs in the third quarter of 2018 were $72.9 million, or 80.8% of revenue, compared with $75.0 million, or 80.9% of revenue, in the second quarter of 2018 and $61.0 million, or 82.4% of revenue, in the third quarter of 2017. Direct costs in the third quarter of 2017 included additional expenses associated with the Company’s self-insured medical plan that were well above historical averages. SG&A expense in the third quarter of 2018 was $16.5 million, which included $0.7 million in acquisition-related costs associated with Soft Company, compared with $16.0 million in the second quarter of 2018, which included $0.3 million in acquisition-related costs, and $12.6 million in the 2017 third quarter.

Operating income in the third quarter of 2018 was $0.8 million, or 0.9% of revenue. Excluding acquisition-related expenses, non-GAAP operating income was $1.5 million, or 1.7% of revenue. Operating income was $1.6 million, or 1.8% of revenue, in the second quarter of 2018. Excluding acquisition-related expenses, non-GAAP operating income was $1.9 million, or 2.1% of revenue, in the second quarter of 2018. Operating income in the third quarter of 2017 was $0.4 million, or 0.6% of revenue, and included $1.2 million of additional medical costs. Non-GAAP operating income in the third quarter of 2017 was $1.6 million, or 2.2% of revenue. CTG’s operations outside of the U.S. conduct their business in local currencies. Accordingly, fluctuations in currency valuation for the countries in which we operate generally have minimal impact on operating profit.

GAAP net income in the third quarter of 2018 was $1.2 million, or $0.08 per diluted share, which included $0.5 million, or $0.04 per diluted share, in acquisition-related expenses, and a $0.8 million, or $0.06 per diluted share, non-taxable gain from life insurance proceeds. This compared with net income in the second quarter of 2018 of $940,000, or $0.07 per diluted share, which included $0.2 million, or $0.01 per diluted share, in acquisition-related expenses. GAAP net income in the third quarter of 2017 was $40,000, or $0.00 per share, which included $0.7 million of additional medical costs.

Non-GAAP net income in the third quarter of 2018, excluding acquisition-related costs and the gain from life insurance proceeds, was $0.9 million, or $0.06 per diluted share, compared with non-GAAP net income, excluding acquisition-related costs, of $1.1 million, or $0.08 per diluted share, in the second quarter of 2018. Non-GAAP net income in the third quarter of 2017 was $0.7 million, or $0.05 per diluted share, which excluded increased medical costs.

CTG’s effective income tax rate in the third quarter of 2018 was 15.3%, compared with 27.9% in the second quarter of 2018 and 86.6% in the year-ago third quarter. The effective tax rate for the third quarter of 2018 was lower than the second quarter of 2018 as it reflects the reduction in the U.S. statutory rate that became effective at the beginning of the year, the non-taxable life insurance benefit, offset by additional tax expense for the global intangible low-taxed income (GILTI) provisions of the new tax legislation. For the third quarter of 2017, the effective rate was significantly higher due to lower taxable income and a change required by GAAP in the accounting for unusable tax benefits from equity-based compensation.

Balance Sheet

Cash and short-term investments at September 28, 2018 were $10.5 million, and the Company had $3.1 million in long-term debt. Days sales outstanding were 82 days in the third quarter of 2018, the same as in the third quarter of 2017.

Share Repurchase Program

During the third quarter of 2018, the Company used $1.0 million to repurchase 178,000 shares of CTG common stock at an average price of $5.90 per share. As of September 28, 2018, the Company had approximately $7.8 million remaining under its existing repurchase authorization program.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions, as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the second quarter, third quarter and year-to-date periods of 2018 as presented exclude certain acquisition-related expenses, primarily consisting of the amortization of intangible assets and amounts recorded for the earn-out to be paid upon the achievement of certain financial targets from the acquisition of Soft Company, and a gain from non-taxable life insurance. The non-GAAP information for the third quarter of 2017 as presented excludes unexpected additional medical costs under the Company’s self-insured medical plan. The Company believes these costs and insurance proceeds are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the third quarter ended September 28, 2018 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$0.8	0.9%	$1.2	$0.08
Gain from life insurance proceeds	0.0	0.0%	(0.8)	(0.06)
Acquisition-related expenses	0.7	0.8%	0.5	0.04

Non-GAAP results	$1.5	1.7%	$0.9	$0.06

The reconciliation of GAAP to non-GAAP information for the 2018 year-to-date period through September 28, 2018 includes:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$3.0	1.1%	$2.5	$0.17
Gain from life insurance proceeds	0.0	0.0%	(0.8)	(0.06)
Acquisition-related expenses	1.6	0.6%	1.2	0.09

Non-GAAP results	$4.6	1.7%	$2.9	$0.20

The reconciliation of GAAP to non-GAAP information for the second quarter ended June 29, 2018 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$1.6	1.8%	$0.9	$0.07
Acquisition-related expenses	0.3	0.3%	0.2	0.01

Non-GAAP results	$1.9	2.1%	$1.1	$0.08

The reconciliation of GAAP to non-GAAP information for the third quarter ended September 29, 2017 is as follows:

(in Millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$0.4	0.6%	$0.0	$0.00
Additional medical costs	1.2	1.6%	0.7	0.05

Non-GAAP results	$1.6	2.2%	$0.7	$0.05

Guidance and Outlook

CTG provided the following guidance for the 2018 fourth quarter and full year:

	2018 Fourth Quarter Guidance	2018 Full Year Guidance
Revenue	$89 to $94 million	$355 to $360 million Previously $350 to $360 million

GAAP diluted EPS	$0.03 to $0.07	$0.21 to $0.25 Previously $0.20 to $0.26

Non-GAAP diluted EPS	$0.06 to $0.10	$0.26 to $0.30 Previously $0.30 to $0.36

Note: Previous full year guidance provided on July 19, 2018

Acquisition-related expenses, which includes the amortization of acquisition-related intangible assets, and a gain from life insurance proceeds, are excluded from non-GAAP guidance for diluted EPS.

John M. Laubacker, CTG’s Chief Financial Officer, commented, “We remain very optimistic about the future of CTG’s business and are pleased with the continued ramp up of new business and expansion of our existing sales pipeline. As reflected by the midpoint of our revenue guidance, we are on track to achieve strong top-line growth of 19% for the full-year, however we have more work to do in order to improve the mix of higher margin business within staffing, while also increasing the productivity and pace by which certain investments are materializing into bottom-line results. Looking forward, our priority is to maximize the return on our strategic investments and deliver improved profitability in the coming quarters, as we remain intent on achieving our three-year financial plan and 2019 targets.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-611-1147 and enter the conference ID number, 445606. The conference call will also be available via webcast in the Investors section of CTG’s website at http://investors.ctg.com.

A replay of the call will be available between 1:00 p.m. Eastern Time on October 18, 2018, and 11:59 p.m. Eastern Time on October 21, 2018, by dialing 1-800-475-6701 and entering the conference ID number, 445606. The webcast will be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 28	Sept. 29	Sept. 28	Sept. 29
	2018	2017	2018	2017
Revenue	$90,260	$74,039	$265,640	$226,566
Direct costs	72,898	61,093	214,771	185,734
Selling, general and administrative expenses	16,542	12,562	47,821	38,236

Operating income	820	384	3,048	2,596
Non-taxable life insurance gain	807	—	807	—
Other expense, net	(232)	(85)	(628)	(370)

Income before income taxes	1,395	299	3,227	2,226
Provision for income taxes	214	259	692	1,001

Net income	$1,181	$40	$2,535	$1,225

Net income per share:
Basic	$0.09	$0.00	$0.18	$0.08

Diluted	$0.08	$0.00	$0.17	$0.08

Weighted average shares outstanding:
Basic	13,461	15,013	13,963	15,150
Diluted	14,073	15,316	14,603	15,408

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	Sept. 28	December 31,	Sept. 29
	2018	2017	2017
Current Assets:
Cash and cash equivalents	$10,487	$11,170	$11,446
Accounts receivable, net	81,599	68,920	66,409
Other current assets	5,221	3,438	3,184

Total current assets	97,307	83,528	81,039

Property and equipment, net	5,763	6,996	6,236
Cash Surrender Value	3,185	31,547	32,463
Acquired intangibles, net	6,228	—	—
Goodwill	11,927	—	—
Other assets	6,101	5,564	6,459

Total Assets	$130,511	$127,635	$126,197

Current Liabilities:
Accounts payable	$9,476	$9,425	$6,307
Accrued compensation	26,075	17,065	21,548
Other current liabilities	9,412	6,246	5,961

Total current liabilities	44,963	32,736	33,816

Long-term debt	3,115	4,435	—
Other liabilities	13,811	11,840	14,058
Shareholders’ equity	68,622	78,624	78,323

Total Liabilities and Shareholders’ Equity	$130,511	$127,635	$126,197

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three
	Quarters Ended
	Sept. 28	Sept. 29
	2018	2017
Net income	$2,535	$1,225
Depreciation and amortization expense	1,905	1,152
Equity-based compensation expense	1,694	782
Other operating items	(2,432)	8,770

Net cash provided by operating activities	3,702	11,929
Net cash used in investing activities	(13,180)	(2,025)
Net cash provided by (used in) financing activities	9,000	(8,905)
Effect of exchange rates on cash and cash equivalents	(205)	1,040

Net increase (decrease) in cash and cash equivalents	(683)	2,039
Cash and cash equivalents at beginning of period	11,170	9,407

Cash and cash equivalents at end of period	$10,487	$11,446

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Three Quarters Ended
	Sept. 28		Sept. 29		Sept. 28		Sept. 29
	2018		2017		2018		2017
Revenue by Service
IT Solutions	$28,929	32%	$21,869	30%	$83,256	31%	$67,536	30%
IT Staffing	61,331	68%	52,170	70%	182,384	69%	159,030	70%

Total	$90,260	100%	$74,039	100%	$265,640	100%	$226,566	100%

Revenue by Vertical Market

Technology Service Providers	31%		33%		32%		33%
Manufacturing	20%		24%		20%		25%
Healthcare	17%		17%		16%		17%
Financial Services	16%		9%		15%		9%
General Markets	11%		12%		12%		11%
Energy	5%		5%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location

North America	$59,211	66%	$54,082	73%	$173,425	65%	$168,561	74%
Europe	31,049	34%	19,957	27%	92,215	35%	58,005	26%

Total	$90,260	100%	$74,039	100%	$265,640	100%	$226,566	100%

Foreign Currency Impact on Revenue

Europe	$(312)		$963		$5,971		$(454)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$772		$805		$2,529		$2,527

Billable Days in Period	63		63		191		191

DSO	82		82

Long-term Debt Balance	$3,115		$—

— END —

CTG news releases are available on the Web at www.ctg.com.